Exhibit 99.1

John Hayes to Retire From Yahoo Board of Directors

Executive Vice President and Chief Marketing Officer, American Express Company served on Yahoo board since 2012

SUNNYVALE, California — March 27, 2014— Yahoo! Inc. today announced that John Hayes, Executive Vice President and Chief Marketing Officer, American Express Company, has decided not to seek re-election to Yahoo’s board of directors at the company’s upcoming 2014 shareholder meeting in June.

“John brought enthusiasm, expertise, and energy to the Yahoo board. His insights into how to nurture our brand and implement our strategy have been invaluable,” said Yahoo CEO Marissa Mayer. “We greatly appreciate everything that John has contributed to Yahoo, and will miss his perspective and his leadership.”

“I have made the difficult decision to not seek re-election to the Yahoo Board. While I have tremendous confidence in the continued progress and success of Yahoo, I am unable to bring the time and focus I’d like to Yahoo, given my broad executive responsibilities at American Express. I look forward to continuing to offer my support both as a daily user and as a shareholder.”

Hayes joined the Yahoo board in April 2012, and currently chairs the Nominating & Corporate Governance committee. He will remain a member of the Yahoo board and will continue to chair the Nominating & Corporate Governance committee through the annual shareholder meeting.

Hayes has served as a member of the Yahoo board since April 2012. He has served as Executive Vice President of American Express Company since 1995 and Chief Marketing Officer since 2003, overseeing the company’s marketing strategies and product development, as well as its global marketing, market research and publishing organizations. Prior to joining American Express, he was the President of Lowe & Partners, a leading brand and advertising firm, where he focused on the development of product positions and global campaigns for some of the world’s top corporate brands. Hayes serves as a director of Keurig Green Mountain, Inc. and is a member of the Board of Regents of Seton Hall University.

About Yahoo

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